SCHEDULE 1

Funds		Portfolio Manager(s)

BNY Mellon ETF Trust

BNY Mellon Global Infrastructure Income ETF

BNY Mellon Women's Opportunities ETF

BNY Mellon Innovators ETF

As of May 31, 2023

Revised: May 7, 2024

SCHEDULE 2

Delegated Services to be

Provided by NIMNA Agent

• Portfolio management services

• Investment research services

As of May 31, 2023

Revised: May 7, 2024